Exhibit 99.1

              Midas Sells IPC-Brand Exhaust Business and
            Will Exit Exhaust Manufacturing, Distribution;
       AutoZone to Supply Arvin Exhaust Products to Midas Shops


    ITASCA, Ill.--(BUSINESS WIRE)--May 5, 2005--Midas, Inc. (NYSE:MDS) has entered into an agreement calling for AutoZone (NYSE:AZO) to be the exclusively endorsed supplier of Arvin brand exhaust products to the more than 1,600 Midas shops in the United States. The exhaust products will be supplied to AutoZone by the Light Vehicle Aftermarket division of ArvinMeritor (NYSE:ARM) and will replace Midas-brand products currently manufactured by Midas and sold to Midas shops by AutoZone.
    Under a separate agreement, ArvinMeritor will purchase certain IPC-brand exhaust assets from Midas.
    Midas had announced last October that it was in discussions to secure an alternate supplier of exhaust for the Midas system and to sell its IPC-brand exhaust business.
    "These new agreements with AutoZone and ArvinMeritor ensure that Midas shops will continue to have a supply of high-quality, competitively priced exhaust products so they can continue to compete effectively in their markets," said Alan D. Feldman, Midas' president and chief executive officer. "By the end of this year, Midas will close its exhaust manufacturing and distribution facilities, which had become an unprofitable business for the company."
    Within the next few weeks, AutoZone will begin a region-by-region implementation of weekly stocking shipments of Arvin exhaust products to U.S. Midas shops. That conversion will be completed by Dec. 31, 2005. Midas is continuing discussions with Uni-Select in Canada for an alternate supply of exhaust products for the Canadian Midas shops.
    The specific economic effects of Midas' exit from the exhaust business depend on timing of the wind-down of the plant and warehouse. The company has said that exhaust manufacturing and distribution would generate approximately $32 million of revenue if it were to operate for all of fiscal 2005, and that the business had been expected to produce operating losses of approximately $1.0 million a quarter. Those revenues and losses will be eliminated as the Midas exhaust operation phases out and the AutoZone-ArvinMeritor shipments ramp up over the remainder of 2005.
    Midas has also said that proceeds from the sale of the exhaust-related real estate, inventory, equipment and businesses will exceed any cash restructuring costs for asset write-downs and employee severance. Midas expects to record a special charge in the second quarter in the range of $6 to $9 million.
    "Exiting the exhaust distribution business has been a difficult decision because it was the foundation on which our company was built," Feldman said. "However, improved vehicle technology over the past 20 years has significantly reduced the frequency of exhaust replacement, which accounted for only 17 percent of the revenues in a typical Midas shop in the U.S. in 2004."
    "Because exhaust manufacturing was unprofitable, it had become a drain on management and financial resources. Once the exhaust transition to AutoZone and ArvinMeritor is complete, we can devote our full energies to growing the retail business and profitability of the Midas system," Feldman said.
    In 2003, Midas closed 11 of its 12 distribution centers in North America and transferred responsibility to AutoZone for most parts distribution to U.S. Midas shops. Midas has continued to operate the Hartford exhaust plant and the Chicago warehouse to distribute exhaust products to AutoZone, which in turn, distributed them to Midas shops.
    "AutoZone has been a key contributor to our success over the past 18 months. We appreciate AutoZone's support and look forward to continuing to grow our businesses together," Feldman said.
    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, steering and suspension services, as well as maintenance services, tires and batteries at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including more than 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2004 annual report on Form 10-K.


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com